As filed with the Securities and Exchange Commission on February 4, 2004

Registration No. 333-110555

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Symbion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	62-1625480
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

40 Burton Hills Boulevard, Suite 500

Nashville, TN 37215
(615) 234-5900
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Francis, Jr.

Chairman of the Board and Chief Executive Officer
40 Burton Hills Boulevard, Suite 500
Nashville, TN 37215
(615) 234-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald R. Moody, Esq. Waller Lansden Dortch & Davis, A Professional Limited Liability Company 511 Union Street, Suite 2100 Nashville, Tennessee 37219 (615) 244-6380	Morton A. Pierce, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-110555) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount

SEC registration fee	$10,048
NASD filing fee	12,000
Nasdaq Stock Market listing fee	100,000
Accounting fees and expenses	1,290,000
Legal fees and expenses	1,160,000
Printing expenses	565,000
Transfer agent and registrar’s fees and expenses	5,250
Miscellaneous	67,702

Total	$3,210,000

Item 14.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

      Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise.

      We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 15.	Recent Sales of Unregistered Securities

      In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Sections 3(b) and 4(2) of the Securities Act and Regulation D and the other rules and regulations promulgated thereunder. Each of these sales was made without the use of an underwriter, and the certificates and other documentation evidencing the securities issued in connection with these transactions bear a restrictive legend permitting transfer of the securities only upon registration under the Securities Act or pursuant to an exemption from registration.

      During 2000, we issued an aggregate of 28,988 shares of our common stock to former employees in connection with the exercise of their stock options granted under our stock option plans for an aggregate amount of $142,092.

      During 2001, we issued 21,376 shares of our common stock to former employees in connection with the exercise of their stock options granted under our stock option plans for an aggregate amount of $137,141.

      On October 5, 2001, we issued 25,817 shares of our common stock to Lee Outpatient Surgical Team, Inc. in consideration of the cancellation of a promissory note dated July 31, 2001 in the principal amount of $315,686.

      On October 5, 2001, we issued 2,806 shares of our common stock to Lee Health Ventures, Inc. in consideration of the cancellation of a promissory note dated July 31, 2001 in the principal amount of $34,312.

      On October 24, 2001, we issued 4,514 shares of our common stock to the State of Franklin Healthcare Association, PLLC in consideration of the modification of its practice management relationship with one of our subsidiaries.

      On November 5, 2001, we issued 3,278 shares of common stock to TPI Services, Inc. as earn-out consideration pursuant to the terms of a service agreement dated October 8, 1998.

      In connection with our acquisition of Physicians Surgical Care, Inc. on April 1, 2002, we issued 624,919 shares of our common stock, 4,341,726 shares of our Series A convertible preferred stock, 2,604,590 shares of our Series B convertible preferred stock, options to purchase 64,079 shares of our common stock, and warrants to purchase 28,998 shares of our common stock to stockholders of Physicians Surgical Care, Inc.

      On April 1, 2002, we issued warrants to purchase 251,201 shares of our common stock to 71 individuals who each held an ownership interest in certain of our surgery centers in consideration for each individual agreeing to amend the governing documents of the surgery centers.

      On April 1, 2002, we issued subordinated convertible debentures in the aggregate principal amount of $3,170,800, which are convertible into shares of our common stock, to 41 individuals who each held an ownership interest in certain of our surgery centers in consideration for a portion of each individual’s ownership interest in the surgery centers.

      On May 16, 2002, we granted options to purchase an aggregate of 689,343 shares of our common stock under one of our stock option plans to employees at an exercise price of $13.87 per share.

      On May 16, 2002, we granted options to purchase an aggregate of 72,230 shares of our common stock under one of our stock option plans to non-employee directors at an exercise price of $13.87 per share.

      During May and June 2002, we issued 27,695 shares of our common stock to three of our employees for an aggregate of $156,563.

      On May 22, 2002, we issued an aggregate of 3,458 shares of our common stock to former employees of Physicians Surgical Care for an aggregate of $12,803 in connection with the exercise of their stock options granted under Physicians Surgical Care’s stock option plans.

      On June 7, 2002, we issued 7,195 shares of our common stock to a physician investor upon the conversion of a convertible debenture.

      On July 1, 2002, we issued 350 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $2,463 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

      On September 1, 2002, we issued 1,505 shares of our common stock to one of our former employees for an aggregate of $12,534 in connection with the exercise of stock options granted under our stock option plans.

      On September 30, 2002, we issued 1,871 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $20,057 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

      On May 7, 2003, we granted options to purchase an aggregate of 25,393 shares of our common stock under one of our stock option plans to employees at an exercise price of $13.87.

      On July 21, 2003, we issued 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of $15,106,000 to DLJ Investment Partners II, L.P. and its affiliates.

      On August 1, 2003, we issued 13,686 shares of our common stock to a former employee for an aggregate of $16,867 upon exercise of stock options.

      On August 1, 2003, we issued 70,940 shares of our common stock to a former employee for an aggregate of $38,442 upon exercise of stock options.

      On November 4, 2003, we issued 4,770 shares of our common stock to a former employee for an aggregate of $39,484 upon exercise of stock options.

      On November 17, 2003, we issued warrants to purchase 14,107 shares of our common stock to 23 individuals and two entities which each held an ownership interest in certain of the surgery centers we acquired from MediSphere Health Partners, Inc. in connection with such acquisition. The exercise price of these warrants is $13.87 per share.

      On November 26, 2003, we issued 14 3/4% Senior Subordinated Notes due 2008 in the aggregate principal amount of $14,000,000 to DLJ Investment Partners II, L.P. and its affiliates and affiliates of Messrs. Tyrrell, Bryant, Burton and Wilds.

      On December 11, 2003, we granted options to purchase an aggregate of 450,929 shares of our common stock to employees at an exercise price equal to the initial public offering price.

      On January 13, 2004, we issued 8,654 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $92,404 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

      On February 2, 2004, we issued 7,483 shares of our common stock to a former employee of Physicians Surgical Care for an aggregate of $87,759 in connection with the exercise of stock options granted under Physicians Surgical Care’s stock option plans.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

No.		Description

1.1	—	Form of Underwriting Agreement
2.1	—	Agreement and Plan of Merger, dated as of March 7, 2002, among Symbion, Inc., Symbion Acquisition Sub, Inc. and Physicians Surgical Care, Inc.(a)
3.1	—	Certificate of Incorporation(b)
3.2	—	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock(b)
3.3	—	Bylaws(b)
4.1	—	Form of Common Stock Certificate(b)
4.2	—	Amended and Restated Investors’ Rights Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.3	—	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.4	—	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein(a)
4.5	—	Amended and Restated Voting Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.6	—	Amendment No. 1 to Amended and Restated Voting Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.7	—	Amendment No. 2 to Amended and Restated Voting Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein(a)
4.8	—	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.9	—	Amendment No. 1 to Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.10	—	Form of 4% Subordinated Convertible Debenture(a)
4.11	—	Form of Warrant for the purchase of shares of Symbion, Inc. common stock(a)
4.12	—	Form of Rights Agreement between Symbion, Inc. and SunTrust Bank(b)
4.13	—	Director Nomination Agreement, dated as of April 1, 2002, among Symbion, Inc., J. H. Whitney III, L.P., J. H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P.(a)
5.1	—	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
10.1	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.2	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Clifford G. Adlerz(a)
10.3	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and William V. B. Webb(a)
10.4	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.5	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.6	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Clifford G. Adlerz(a)

No.		Description

10.7	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Clifford G. Adlerz(a)
10.8	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Kenneth C. Mitchell(a)
10.9	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and R. Dale Kennedy(a)
10.10	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and R. Dale Kennedy(a)
10.11	—	Employee Stock Purchase Agreement, dated as of June 1, 1999, between Symbion, Inc. and R. Dale Kennedy(a)
10.12	—	Securities Purchase Agreement, dated as of July 18, 2003, among Symbion, Inc. and DLJ Investment Partners II, L.P. and its affiliates(b)
10.13	—	Form of 14 3/4% Senior Subordinated Note due 2008(b)
10.14	—	Credit Agreement, dated as of July 18, 2003, among Symbion, Inc., various lenders party thereto, Bank of America, N.A., as Administrative Agent and as Issuing Bank, Credit Suisse First Boston as Syndication Agent, Key Corporate Capital, Inc. as Documentation Agent, and Banc of America Securities, LLC, as sole Lead Arranger and Sole Book Manager(b)
10.15	—	First Amendment to Credit Agreement, dated January 30, 2004, among Symbion, Inc., various lenders party thereto and Bank of America, N.A., as Administrative Agent and as Issuing Bank
10.16	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC Development Company, L.L.C. to and for the benefit of DVI Financial Services Inc.(a)
10.17	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC of New York, L.L.C. to and for the benefit of DVI Financial Services Inc.(a)
10.18	—	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc.(a)
10.19	—	Lease Agreement, dated June 6, 1997, between Physicians Surgical Care, Inc. and San Felipe Plaza, Ltd.(a)
10.20	—	Escrow Agreement, dated as of March 7, 2002, among Symbion, Inc., Physicians Surgical Care, Inc., J. H. Whitney Equity Partners III, L.L.C., Bank of America, N.A. and the stockholders named therein(a)
10.21	—	Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan(a)
10.22	—	Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan(a)
10.23	—	Symbion, Inc. Stock Incentive Plan(a)
10.24	—	Symbion, Inc. Non-Employee Directors Stock Option Plan(a)
10.25	—	Symbion, Inc. Employee Stock Purchase Plan(a)
10.26	—	First Amendment to Symbion, Inc. Employee Stock Purchase Plan(a)
10.27	—	Executive Change in Control Severance Plan, dated December 11, 1997, among Symbion, Inc. and the employees named therein(a)
21.1	—	Subsidiaries of Registrant
23.1	—	Consent of Ernst & Young LLP(b)
23.2	—	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)

No.		Description

23.3	—	Consent of Casualty Actuarial Consultants, Inc.(b)
24.1	—	Power of Attorney(b)

(a)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-89554).

(b)	Previously filed.

      (b) Financial Statement Schedules

      All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on February 3, 2004.

SYMBION, INC.

By:	/s/ RICHARD E. FRANCIS, JR.

Richard E. Francis, Jr.
Chairman of the Board
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD E. FRANCIS, JR. Richard E. Francis, Jr.	Chairman of the Board, Chief Executive Officer, Director (principal executive officer)	February 3, 2004

* Kenneth C. Mitchell	Chief Financial Officer, Senior Vice President of Finance (principal financial and accounting officer)	February 3, 2004

* Clifford G. Adlerz	President, Chief Operating Officer, Director	February 3, 2004

* William V. B. Webb	Chief Development Officer, Director	February 3, 2004

* Frederick L. Bryant	Director	February 3, 2004

* Donald W. Burton	Director	February 3, 2004

* Eve M. Kurtin	Director	February 3, 2004

* Charles N. Martin, Jr.	Director	February 3, 2004

Signature	Title	Date

* Jack Tyrrell	Director	February 3, 2004

* David M. Wilds	Director	February 3, 2004

*By: /s/ RICHARD E. FRANCIS, JR. Richard E. Francis, Jr. As Attorney-in-fact

EXHIBIT INDEX

No.		Description

1.1	—	Form of Underwriting Agreement
2.1	—	Agreement and Plan of Merger, dated as of March 7, 2002, among Symbion, Inc., Symbion Acquisition Sub, Inc. and Physicians Surgical Care, Inc.(a)
3.1	—	Certificate of Incorporation(b)
3.2	—	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock(b)
3.3	—	Bylaws(b)
4.1	—	Form of Common Stock Certificate(b)
4.2	—	Amended and Restated Investors’ Rights Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.3	—	Amendment No. 1 to Amended and Restated Investors’ Rights Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.4	—	Amendment No. 2 to Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein(a)
4.5	—	Amended and Restated Voting Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.6	—	Amendment No. 1 to Amended and Restated Voting Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.7	—	Amendment No. 2 to Amended and Restated Voting Agreement, dated as of April 1, 2002, among Symbion, Inc. and the security holders named therein(a)
4.8	—	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 25, 1999, among Symbion, Inc. and the security holders named therein(a)
4.9	—	Amendment No. 1 to Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of August 11, 1999, among Symbion, Inc. and the security holders named therein(a)
4.10	—	Form of 4% Subordinated Convertible Debenture(a)
4.11	—	Form of Warrant for the purchase of shares of Symbion, Inc. common stock(a)
4.12	—	Form of Rights Agreement between Symbion, Inc. and SunTrust Bank(b)
4.13	—	Director Nomination Agreement, dated as of April 1, 2002, among Symbion, Inc., J. H. Whitney III, L.P., J. H. Whitney IV, L.P. and Whitney Strategic Partners III, L.P.(a)
5.1	—	Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
10.1	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.2	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and Clifford G. Adlerz(a)
10.3	—	Amended and Restated Executive Employment Agreement, dated May 16, 2002, between Symbion, Inc. and William V. B. Webb(a)
10.4	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.5	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Richard E. Francis, Jr.(a)
10.6	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Clifford G. Adlerz(a)
10.7	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and Clifford G. Adlerz(a)
10.8	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and Kenneth C. Mitchell(a)

No.		Description

10.9	—	Employee Stock Purchase Agreement, dated as of December 30, 1996, between Symbion, Inc. and R. Dale Kennedy(a)
10.10	—	Employee Stock Purchase Agreement, dated as of March 13, 1996, between Symbion, Inc. and R. Dale Kennedy(a)
10.11	—	Employee Stock Purchase Agreement, dated as of June 1, 1999, between Symbion, Inc. and R. Dale Kennedy(a)
10.12	—	Securities Purchase Agreement, dated as of July 18, 2003, among Symbion, Inc. and DLJ Investment Partners II, L.P. and its affiliates(b)
10.13	—	Form of 14 3/4% Senior Subordinated Note due 2008(b)
10.14	—	Credit Agreement, dated as of July 18, 2003, among Symbion, Inc., various lenders party thereto, Bank of America, N.A., as Administrative Agent and as Issuing Bank, Credit Suisse First Boston as Syndication Agent, Key Corporate Capital, Inc. as Documentation Agent, and Banc of America Securities, LLC, as sole Lead Arranger and Sole Book Manager(b)
10.15	—	First Amendment to Credit Agreement, dated January 30, 2004, among Symbion, Inc., various lenders party thereto and Bank of America, N.A., as Administrative Agent and as Issuing Bank
10.16	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC Development Company, L.L.C. to and for the benefit of DVI Financial Services Inc.(a)
10.17	—	Limited Guaranty and Suretyship Agreement, dated as of July 24, 2001, by PSC of New York, L.L.C. to and for the benefit of DVI Financial Services Inc.(a)
10.18	—	Lease Agreement, dated June 26, 2001, between Burton Hills IV Partners and Symbion, Inc.(a)
10.19	—	Lease Agreement, dated June 6, 1997, between Physicians Surgical Care, Inc. and San Felipe Plaza, Ltd.(a)
10.20	—	Escrow Agreement, dated as of March 7, 2002, among Symbion, Inc., Physicians Surgical Care, Inc., J. H. Whitney Equity Partners III, L.L.C., Bank of America, N.A. and the stockholders named therein(a)
10.21	—	Amended and Restated Ambulatory Resource Centres, Inc. 1997 Stock Option Plan(a)
10.22	—	Ambulatory Resource Centres, Inc. Nonqualified Initial Option Plan(a)
10.23	—	Symbion, Inc. Stock Incentive Plan(a)
10.24	—	Symbion, Inc. Non-Employee Directors Stock Option Plan(a)
10.25	—	Symbion, Inc. Employee Stock Purchase Plan(a)
10.26	—	First Amendment to Symbion, Inc. Employee Stock Purchase Plan(a)
10.27	—	Executive Change in Control Severance Plan, dated December 11, 1997, among Symbion, Inc. and the employees named therein(a)
21.1	—	Subsidiaries of Registrant
23.1	—	Consent of Ernst & Young LLP(b)
23.2	—	Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)
23.3	—	Consent of Casualty Actuarial Consultants, Inc.(b)
24.1	—	Power of Attorney(b)

(a)	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-89554).

(b)	Previously filed.